Exhibit 99.1

COMMUNITY HEALTH SYSTEMS ANNOUNCES DEFINITIVE AGREEMENT

TO SELL SELECT OUTREACH LABORATORY ASSETS TO LABCORP

Agreement aims to provide broader access to testing and laboratory services to communities across the U.S.

FRANKLIN, Tenn. and BURLINGTON, N.C. (July 22, 2025) -- Community Health Systems, Inc. (Company) (NYSE: CYH) announced today that its subsidiary, CHS/Community Health Systems, Inc. (CHS), has entered into a definitive agreement with Labcorp (NYSE: LH), pursuant to which Labcorp will acquire select assets and assume certain leases of the ambulatory outreach laboratory services of CHS health systems in 13 states, including certain patient service centers and in-office phlebotomy locations, for $195 million cash.

When the transaction is complete, CHS patients and providers will benefit from broader access to Labcorp’s comprehensive testing and laboratory services, including its specialty testing menu, robust data analytics and digital tools. CHS health systems will continue to operate their inpatient and emergency department laboratories and will continue to provide laboratory services for hospital-based services, such as imaging and pre-admission testing.

"We are excited about this transaction with Labcorp, which allows us to focus on our core services and improve the overall patient experience, aligning with our unwavering commitment to providing high-quality, accessible healthcare to our communities," said Kevin Stockton, Executive Vice President, Operations and Development for CHS. “Labcorp’s scale and investment in technology supports its ability to efficiently deliver outreach laboratory services to patients and healthcare consumers.”

“Labcorp and Community Health Systems share a deep commitment to improving the health and lives of the communities we serve, and our goal with this agreement is to enhance the patient and provider experience with increased access to high-quality laboratory services,” added Mark Schroeder, EVP and President, Diagnostics Laboratories and Chief Operations Officer, Labcorp. “This acquisition will allow us to leverage the strengths of both our organizations to positively impact healthcare for communities across the U.S.”

The organizations are committed to working together to plan and implement a smooth, thoughtful transition that maintains continuity of services for patients, hospitals, clinicians and clients, while providing direct access to the additional capabilities of Labcorp.

This relationship is similar to other strategic relationships that Labcorp has with a range of local and regional health systems that have enhanced services for patients and providers.

The transaction is subject to customary closing conditions and applicable regulatory approvals. The companies anticipate closing the transaction in the fourth quarter of 2025. Until that time, there will be no changes in operations or services.

About Community Health Systems, Inc.

Exhibit 99.1

CHS Announces Definitive Agreement to Sell Select Outreach Laboratory Assets to Labcorp

July 22, 2025

Community Health Systems, Inc. is one of the nation’s largest healthcare companies. The Company’s affiliates are leading providers of healthcare services, developing and operating healthcare delivery systems in 36 distinct markets across 14 states. The Company’s subsidiaries own or lease 70 affiliated hospitals with more than 10,000 beds and operate more than 1,000 sites of care, including physician practices, urgent care centers, freestanding emergency departments, occupational medicine clinics, imaging centers, cancer centers and ambulatory surgery centers. The Company’s headquarters are located in Franklin, Tennessee, a suburb south of Nashville. Shares in Community Health Systems, Inc. are traded on the New York Stock Exchange under the symbol “CYH.” More information about the Company can be found on its website at www.chs.net.

About Labcorp

Labcorp (NYSE: LH) is a global leader of innovative and comprehensive laboratory services that helps doctors, hospitals, pharmaceutical companies, researchers and patients make clear and confident decisions. We provide insights and advance science to improve health and improve lives through our unparalleled diagnostics and drug development laboratory capabilities. The company's nearly 70,000 employees serve clients in approximately 100 countries, provided support for more than 75% of the new drugs and therapeutic products approved in 2024 by the FDA, and perform more than 700 million tests annually for patients around the world. Learn more about us at www.labcorp.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements, including, but not limited to, statements with respect to the announced transaction between Community Health Systems, Inc. and Labcorp (collectively, the Companies) and the anticipated benefits of the transaction.

Each of the forward-looking statements is subject to change based on various important factors, many of which are beyond the control of either of the Companies. These factors, in some cases, have affected and in the future (together with other factors) could affect the Companies’ abilities to implement their respective business strategies, and actual results could differ materially from those suggested by these forward-looking statements. As a result, readers are cautioned not to place undue reliance on any of the forward-looking statements.

Neither of the Companies has an obligation to provide any updates to these forward-looking statements even if their expectations change. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. The information in this press release should be read in conjunction with a review of the Companies’ respective filings with the SEC. Further information on potential factors, risks and uncertainties that could affect the Companies’ respective operating and financial results are included in each of the Companies’ most recent annual reports on Form 10-K and subsequent Forms 10-Q and in the Companies’ other filings with the SEC.

Community Health Systems, Inc.

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Exhibit 99.1

CHS Announces Definitive Agreement to Sell Select Outreach Laboratory Assets to Labcorp

July 22, 2025

Media Contact:

Tomi Galin

Executive Vice President, Corporate Communications, Marketing and Public Affairs

(615) 628-6607

Investor Contacts:

Kevin Hammons

President and Chief Financial Officer

(615) 465-7000

Anton Hie

Vice President – Investor Relations

(615) 465-7012

Labcorp
Media Contact:

Neil Hirsch
Media@Labcorp.com

Investor Relations:
Christin O’Donnell
Investor@Labcorp.com

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